DEMAND PROMISSORY NOTE

$50,000,000.00          DECEMBER 12, 1997           DALLAS, TEXAS

     FOR VALUE RECEIVED, the undersigned, CompX International Inc., a Delaware corporation ("MAKER"), promises to pay to the order of Valcor, Inc., a Delaware corporation ("PAYEE"), in lawful money of the United States of America, the principal sum of FIFTY MILLION AND NO/100THS DOLLARS ($50,000,000.00) together with interest from the date of this promissory note (this "NOTE") on the unpaid principal balance from time to time pursuant to the terms of this Note. Capitalized terms not otherwise defined shall have the meanings given to such terms in SECTION 14 of this Note.

     SECTION 1.  PLACE OF PAYMENT.  All payments will be made at Payee's address
at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-
2697, or such other place as the holder may from time to time appoint in writing.

     SECTION 2. PAYMENT. The principal balance of this Note and any unpaid and accrued interest thereon shall be due and payable within ten (10) business days following Demand or upon acceleration as provided herein. Prior to Demand or acceleration, unpaid and accrued interest on the outstanding principal balance of this Note shall be due and payable quarterly on March 31, June 30, September 30 and December 31 of each year; provided, however, that such day is a business day, and if such day is not a business day, the quarterly interest payment shall be due the next successive business day.

     SECTION 3. PREPAYMENT. This Note may be prepaid in part or in full at any time without penalty; provided, however, prepayments shall be first applied to accrued and unpaid interest and then to principal.
     SECTION 4. INTEREST. The unpaid balance of this Note (exclusive of any past due principal) shall bear interest at an annual rate of SIX PERCENT (6%). Ten business days after Demand, all past due principal and past due interest owed under this Note will bear interest at an annual rate of TEN PERCENT (10%). Accrued interest on the unpaid principal of this Note shall be computed on the basis of a 365-day year for actual days elapsed, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance during the same period at the Maximum Rate. Notwithstanding anything to the contrary, this Note is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder exceed the Maximum Rate. If, from any circumstances whatsoever, the holder shall ever receive as interest an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall be paid to Maker, and in such event, the holder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.

     SECTION 5. REMEDY. Upon the occurrence and during the continuation of an Event of Default, the holder may, by written notice, accelerate the obligation to pay the principal and interest in full. The holder shall have all of the rights and remedies provided in the applicable Uniform Commercial Code or in this Note or any other agreement between Maker and in favor of the holder, as well as those rights and remedies provided by any other applicable law, rule or regulation. All rights and remedies of the holder are cumulative and may be exercised singly or concurrently. The exercise of any right or remedy will not be a waiver of any other right or remedy.

     SECTION 6.  RIGHT OF OFFSET.   The holder shall have the right of offset
against amounts that may be due by the holder now or in the future to Maker against amounts due under this Note.

     SECTION 7. RECORD OF OUTSTANDING PRINCIPAL. The date and amount of each repayment of principal outstanding under this Note shall be recorded by Payee in its records. The aggregate unpaid principal balance so recorded by Payee shall be the best evidence of the principal balance owing and unpaid under this Note; provided that the failure of Payee to so record any such balance or any error in so recording any such balance shall not limit or otherwise affect the obligations of Maker under this Note to repay the principal balance outstanding and all accrued or accruing interest.

     SECTION 8. WAIVER. Maker and each surety, endorser, guarantor, and other party now or subsequently liable for payment of this Note, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, diligence in collecting or bringing suit against any party liable on this Note, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by the holder for payment under this Note.

     SECTION 9. COSTS AND ATTORNEYS' FEES. In the event the holder incurs costs in collecting on this Note, this Note is placed in the hands of any attorney for collection, suit is filed on this Note or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection, Maker and any guarantor jointly and severally agree to pay on demand to the holder all expenses and costs of collection, including, but not limited to, attorneys' fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

     SECTION 10. TIME OF ESSENCE. Time is of the essence with respect to all of Maker's obligations and agreements under this Note.
     SECTION 11. JURISDICTION AND VENUE. This Note shall be governed by the laws of the State of Texas, and Maker consents to jurisdiction in the courts located in Dallas, Texas.

     SECTION 12. NOTICE. Any notice or demand required by this Note shall be deemed to have been given and received on the earlier of (I) when the notice or demand is actually received by the recipient or (II) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient. The address for giving notice or demand under this Note (I) to the holder shall be the place of payment specified in SECTION 1 or such other place as the holder may specify in writing to the Maker and (II) to the Maker shall be the address below the Maker's signature or such other place as the Maker may specify in writing to the holder.

     SECTION 13. SUCCESSORS AND ASSIGNS. All of the covenants, obligations, promises and agreements contained in this Note made by Maker shall be binding upon its successors and assigns; notwithstanding the foregoing, Maker shall not assign this Note or its performance under this Note without the prior written consent of the holder.

     SECTION 14. DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

          (a) "DEMAND" shall mean the demand by Maker or any subsequent holder for the payment of the outstanding principal and accrued interest on this Note.

          (b) "EVENT OF DEFAULT" shall mean the failure by Maker to make due an punctual payment of principal of or interest on this Note.
          (c) "MAXIMUM RATE" shall mean the highest lawful rate permissible under applicable law for the use, forbearance or detention of money.

                                MAKER:

                                COMPX INTERNATIONAL INC.




                                /s/ Steven L. Watson

                                Steven L. Watson, Vice President

                                Address:     Three Lincoln Centre
                                        5430 LBJ Freeway, Suite 1700
                                        Dallas, Texas   75240-2697